                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                       AFFILIATED COMPUTER SERVICES, INC.
                                   ("BUYER")
                                  CANMAX INC.
                                   ("PARENT")
                                      AND
                          CANMAX RETAIL SYSTEMS, INC.
                                (THE "COMPANY")
                            DATED SEPTEMBER 3, 1998

                               TABLE OF CONTENTS

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                                                                                                                PAGE
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        ARTICLE I  Purchase of Assets......................................................................           1
           1.1     Purchase of Assets......................................................................           1
           1.2     Excluded Assets.........................................................................           1
           1.3     Assumed Liabilities.....................................................................           2
           1.4     Liabilities Not Being Assumed...........................................................           2
           1.5     Consideration...........................................................................           3
           1.6     Closing.................................................................................           5
           1.7     Closing Deliveries......................................................................           5
           1.8     Further Assurances......................................................................           5

  ARTICLE II       Representations and Warranties of the Company and Parent................................           6
            2.1    Organization............................................................................           6
            2.2    Authority...............................................................................           6
            2.3    Year 2000 Matters.......................................................................           6
            2.4    Title to Assets.........................................................................           7
            2.5    Condition of Assets.....................................................................           7
            2.6    No Violation............................................................................           7
            2.7    Governmental Consents...................................................................           7
            2.8    [RESERVED]..............................................................................           7
            2.9    Absence of Undisclosed Liabilities......................................................           7
            2.10   Absence of Material Adverse Change......................................................           7
            2.11   Taxes...................................................................................           8
            2.12   Litigation..............................................................................           8
            2.13   Compliance with Laws....................................................................           8
            2.14   Permits.................................................................................           8
            2.15   Environmental Matters...................................................................           9
            2.16   Employee Matters........................................................................          10
            2.17   Employee Benefit Plans..................................................................          10
            2.18   Ownership of the Company................................................................          11
            2.19   Material Agreements.....................................................................          11
            2.20   Customers...............................................................................          12
            2.21   Accounts Receivable.....................................................................          12
            2.22   Intellectual Property Rights............................................................          12
            2.23   [RESERVED]..............................................................................          13
            2.24   Competing Interests.....................................................................          13
            2.25   Illegal or Unauthorized Payments; Political Contributions...............................          13

      ARTICLE III  Representations and Warranties of Buyer.................................................          13
            3.1    Organization............................................................................          13
            3.2    Authority...............................................................................          13
            3.3    No Violation............................................................................          13
            3.4    Governmental Consents...................................................................          13

                                       i
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       ARTICLE IV  Covenants and Agreements................................................................          13
           4.1     Conduct of Business.....................................................................          13
           4.2     No-Shop Provisions......................................................................          14
           4.3     Access and Information..................................................................          14
           4.4     Supplemental Disclosure.................................................................          14
           4.5     Fulfillment of Conditions by the Company and Parent.....................................          15
           4.6     Fulfillment of Conditions by Buyer......................................................          15
           4.7     Transaction Costs.......................................................................          15
           4.8     Employee Matters........................................................................          15
           4.9     Continuation of the Business............................................................          16
           4.10    Retained Rights.........................................................................          17
           4.11    Use of Canmax Name......................................................................          17
           4.12    Sublease................................................................................          17
           4.13    Year 2000 Audit.........................................................................          17

   ARTICLE V       Closing Conditions......................................................................          18
            5.1    Conditions to Obligations of Buyer......................................................          18
            5.2    Conditions to Obligations of the Company and Parent.....................................          18

       ARTICLE VI  Indemnification.........................................................................          19
            6.1    Indemnification of Buyer................................................................          19
            6.2    Indemnification of Seller...............................................................          19
            6.3    Survival................................................................................          20
            6.4    Waiver..................................................................................          20
            6.5    Remedies Not Exclusive..................................................................          20
            6.6    Offset..................................................................................          20

      ARTICLE VII  Miscellaneous...........................................................................          21
            7.1    Termination.............................................................................          21
            7.2    Notices.................................................................................          21
            7.3    Attorneys' Fees and Costs...............................................................          22
            7.4    Further Assurances......................................................................          22
            7.5    No Brokers..............................................................................          22
            7.6    Counterparts............................................................................          22
            7.7    Assignment..............................................................................          22
            7.8    Entire Agreement........................................................................          22
            7.9    Governing Law...........................................................................          22
            7.10   Jurisdiction and Venue..................................................................          23

                                       ii
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
SCHEDULES

1.1        Southland Assets
1.2        Excluded Assets
1.3        Assumed Liabilities
1.5(a)     Deposits to be Reimbursed
1.5(c)     Sample Net Working Capital Calculation
2.4        Assets
2.6        Required Consents
2.16       Designated Employees
2.17       Employee Benefit Plans
2.19       Material Agreements
2.20       Customers
2.21       Accounts Receivable
2.22       Intellectual Property
4.8(b)     Accrued Vacation Liability
4.10       Software License

                            ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (the "Agreement") is made and entered into as of September 3, 1998, by and among Affiliated Computer Services, Inc., a Delaware corporation ("Buyer"), Canmax Inc., a Wyoming corporation ("Parent"), and Canmax Retail Systems, Inc., a Texas corporation (the "Company").

    WHEREAS, the Company desires to sell substantially all of its assets to Buyer, and Buyer desires to purchase such assets from the Company, on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, Parent will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer has required that Parent enter into this Agreement as a condition to Buyer's execution hereof;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE OF ASSETS

    1.1 PURCHASE OF ASSETS. At the Closing (as defined in SECTION 1.6), the Company agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and take, all rights of the Company in and to the Assets (as defined below), on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of SECTION 1.2, the "Assets" mean all tangible and intangible assets of the Company, including, without limitation, accounts receivable, inventory, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses, permits, customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, patents, patent applications, patent licenses, trademarks and trade names (including without limitation, all rights to the name "Canmax" and derivations thereof), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs owned by the Company or acquired by the Company after the date hereof and prior to the Closing, and specifically including (without limitation):

        (a) the assets described on SCHEDULE 2.4;

        (b) the Assumed Contracts (as defined in SECTION 1.3);

        (c) any Permits (as defined in SECTION 2.14); and

        (d) the Registered Intellectual Property (as defined in SECTION 2.22).

In addition, the Company shall deliver to Buyer possession of the assets listed on SCHEDULE 1.1 (the "Southland Assets") that are owned by The Southland Corporation ("Southland") but in the possession of the Company. Prior to Closing, the Company shall notify Southland of its proposed delivery of the Southland Assets to Buyer at Closing, and Buyer acknowledges that the Southland Assets shall not constitute any part of the Assets and agrees to accept such assets subject to Southland's superior rights to the same.

    1.2 EXCLUDED ASSETS. Notwithstanding the provisions of SECTION 1.1, the Assets will exclude the following (the "Excluded Assets"):

        (a) the minute books, corporate seal and stock records of the Company;

        (b) the consideration to be paid by Buyer to the Company pursuant to
    SECTION 1.5;

        (c) any rights in the Software License (as defined in SECTION 4.10);

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ASSET PURCHASE AGREEMENT -- PAGE 1
(CANMAX/AFFILIATED COMPUTERS)
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        (d) all rights under any Material Agreement (as defined in SECTION
    2.19(A)) other than the Assumed Contracts (as defined in SECTION 1.3);

        (e) all cash and cash equivalents, banks accounts, safe deposit boxes, lockbox arrangements, post office boxes and similar assets and arrangements (consistent with SECTION 1.5(C)); and

        (f) all of the assets listed in SCHEDULE 1.2.

    1.3 ASSUMED LIABILITIES. At Closing, Buyer shall deliver to the Company an Assumption Agreement (the "Assumption Agreement"), pursuant to which Buyer shall assume, pay, perform and discharge (when and as they become due) the following liabilities (collectively, the "Assumed Liabilities"):

        (a) all liabilities and obligations of the Company that accrue, become owing or arise on or after the Closing Date under the Assumed Contracts;

        (b) the obligations related to the Transferred Employees (as defined in SECTION 4.8) which are specified as obligations of Buyer in SECTION 4.8, including, without limitation, the Accrued Vacation Liabilities (as defined in SECTION 4.8), which Accrued Vacation Liabilities shall be treated as provided in subsections (iv) and (vi) of Section 4.8(b);

        (c) any liability arising out of events or occurrences on or after the Closing Date which relate to or arise out of the Business (as defined in SECTION 1.5(B)) or the Assets;

        (d) all of the accounts payable or other liabilities existing on the Closing Date of Parent or the Company that are explicitly identified and included in the calculation of Net Working Capital (as defined in SECTION 1.5(C)) as of the Closing Date;

        (e) any sales tax resulting from the consummation of this Agreement or transactions contemplated hereby;

        (f) any present or future liability or obligation of Buyer to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement; and

        (g) any liabilities set forth on SCHEDULE 1.3 (excluding Parent Payables and Telecom payables).

    1.4 LIABILITIES NOT BEING ASSUMED. Buyer shall not assume or be responsible for any of the following liabilities or obligations of Company (collectively, the "Excluded Liabilities");

        (a) any liability or obligation relating to the Excluded Assets;

        (b) except to the extent included as an Assumed Liability (and explicitly identified) pursuant to SECTION 1.3(D), any liability or obligation that has accrued, become owing or has arisen prior to the Closing Date under the Assumed Contracts;

        (c) except to the extent included as an Assumed Liability (and explicitly identified) pursuant to SECTION 1.3(D), any liability or obligation of the Company for federal, state, local or foreign taxes associated with the Assets or the Business for any period prior to the Closing Date;

        (d) any liability relating to (i) any claim relating to employee benefits and similar matters attributable to periods prior to the Closing Date or attributed to any period with respect to employees who are not Transferred Employees, except to the extent of the Accrued Vacation Liabilities or other liabilities for any Transferred Employee as provided in
    SECTION 4.8, (ii) the Company's termination of employment of any employee of the Company on or prior to the Closing Date or because of Buyer's acquisition of the Assets under this Agreement (including any such termination deemed to have occurred upon the transfer of any such employee from the Company to Buyer), or (iii) any claims arising from employees other than Transferred Employees;

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ASSET PURCHASE AGREEMENT -- PAGE 2
(CANMAX/AFFILIATED COMPUTERS)
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        (e) any liability, whether made before or after the Closing Date, against the Company, Buyer, or any affiliate or either, alleging damage to the environment or any liability for environmental cleanup costs, or any liabilities for damage to the environment or for environmental cleanup costs, which arises out of occurrences, circumstances or actions associated with the Assets or the operation of the Business by the Company prior to the Closing Date;

        (f) any liability for failure or alleged failure to comply with, or any violation or alleged violation of, any law, rule, regulation, statute, ordinance, permit, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to the Company or the Assets, which failure or violation occurred or was alleged to have occurred prior to the Closing Date;

        (g) any present or future liability or obligation of the Company to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement;

        (h) any lawsuit, claim or proceeding of any nature existing at or prior to the Closing or arising out of any act or transaction of the Company or Parent, or arising out of facts or circumstances that existed at or prior to the Closing that is related to the Company, the Assets or the operation of the Company's business;

        (i) any liabilities of Parent; and

        (j) all other liabilities, whether known, unknown, contingent or fixed of the Company which are not specifically listed in SECTION 1.3 above.

    1.5 CONSIDERATION. As consideration in full for the acquisition of the Assets from the Company, Buyer will pay the Company the following amounts (collectively, the "Purchase Price") by wire transfer of immediately available funds to an account specified in writing by the Company to Buyer at least two
(2) days prior to the due date for such payment:

        (a) CLOSING PAYMENT.  At Closing, an amount equal to (i) $4 million plus
    (ii) an amount equal to the sum of the deposits listed on SCHEDULE 1.5(A) minus (iii) the Audit Credit, as defined in SECTION 4.13.

        (b) DEFERRED PAYMENTS. On each Deferred Payment Date (as defined below), the applicable Deferred Payment (as defined below).

           (i) For purposes of this SECTION 1.5(B), all Deferred Payments shall be calculated with regard to revenues of the Business (as defined below) during the twelve month period commencing on the first day of the calendar month following the Closing (the "Deferred Period Commencement Date"). Within thirty days after the end of the third, sixth, ninth and twelfth month following the Deferred Payment Commencement Date (the thirtieth day following the end of each such three-month period being referred to as a "Deferred Payment Date"), Buyer will deliver a written statement to the Company calculating the revenues of Buyer attributable to the Business (as defined below) for each preceding three month period, as determined in accordance with generally accepted accounting principles consistently applied, along with the payment of the Deferred Payment due as calculated by Buyer. As used herein, the term "Business" means the business historically conducted by the Company, which includes, without limitation, the development, sale or marketing of retail automation software (including, without limitation, its "C-Serve" family of software products), the installation of software support for such products, "help-desk" services and other support services associated with such products and services.

           (ii) As used herein, the term "Deferred Payment" shall mean an amount, calculated on each Deferred Payment Date based upon the cumulative level of revenue attributable to the Business from the Deferred Period Commencement Date through the end of each three month period preceding a Deferred Payment Date, equal to (A) the sum of (I) 75% of all such revenues

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ASSET PURCHASE AGREEMENT -- PAGE 3
(CANMAX/AFFILIATED COMPUTERS)
       greater than $4 million and less than or equal to $7 million, plus (II) 13.75% of all such revenues greater than $7 million and less than or equal to $17 million, MINUS (ii) the sum of any Deferred Payments previously made under this SECTION 1.5(B)(II). The Company shall have the right to dispute any calculation by Buyer of the amount of any Deferred Payment at any time during the three (3) month period following the last Deferred Payment Date. Buyer and the Company agree to use reasonable good faith efforts to resolve any disputes regarding the calculation of the revenues attributable to the Business. In the event that the parties cannot reach agreement on such calculation, the independent accountants for each party shall mutually select a third independent public accountant (the "Designated Party") to resolve such dispute and the determination of the Designated Party shall be conclusive and binding on the parties. All costs and expenses of the Designated Party shall be shared equally by the Company and Buyer. In addition, the Company shall have the right to have its independent accountants audit the books and records of Buyer relating to the Business; provided that the Company shall be entitled to exercise this audit right only one time and only during the three (3) month period following the last Deferred Payment Date. If the Company's auditors determine that the calculation of the aggregate Deferred Payments paid or payable under this Agreement have been understated by 5% or more and either (A) Buyer agrees to pay such amount or (B) such finding is confirmed by the Designated Party, then the fees and expenses of the Company's accountants in performing such audit shall be reimbursed or paid for by Buyer. Otherwise, such audit fees and expenses shall be borne by the Company.

        (c) NET WORKING CAPITAL ADJUSTMENT. Within thirty (30) days following the Closing Date, the Company's accountants shall furnish Buyer with a report (the "Net Working Capital Report") which shall set forth in reasonably detail the Net Working Capital (as defined below) of the Business as of the Closing Date. As used herein, the term "Net Working Capital" shall mean, as of the Closing Date, an amount equal to (i) the current assets of the Company (other than cash and cash equivalents to the extent that such cash and cash equivalents do not relate to liquidation of long term assets after the date hereof except in the ordinary course of business and consistent with past practice) minus (ii) the current liabilities of the Company (but specifically excluding any liabilities of Parent), calculated consistent with and subject to the adjustments set forth in SCHEDULE 1.5(C). The Net Working Capital Report shall indicate the procedures employed by the Company's accountants in preparing the Net Working Capital Report and shall contain such other financial information and methods of calculation as may be reasonably necessary for Buyer to evaluate the accuracy thereof. Buyer shall have a period of ten (10) days after its receipt of the Net Working Capital Report to notify the Company of its election to accept or reject (and in the case of a rejection, there shall be included in such notice the reasons for such rejection in reasonable detail) of the Net Working Capital Report. In the event no notice is received by the Company during such ten
    (10) day period, the Net Working Capital Report and any required adjustments resulting therefrom shall be deemed accepted by Buyer. If Buyer timely rejects the Net Working Capital Report, the Company's accountants and Buyer's accountants shall promptly (and in any event within thirty (30) days following the date upon which Buyer rejects the Net Working Capital Report) attempt to make a joint determination of the Net Working Capital of the Business as of the Closing Date and such determination and any required adjustments therefrom shall be final and binding on the parties hereto. In the event that such accountants are unable to agree upon the Net Working Capital determination as provided herein within ninety (90) days from the Closing Date, such dispute shall be resolved by the Designated Party (as defined in and selected in accordance with SECTION 1.5(B)(II)). The determination of the Designated Party and any required adjustments resulting therefrom shall be final and binding on all parties hereto. If the Net Working Capital Report reflects a Net Working Capital as of the Closing Date of less than the Base Amount (as defined below), then the Company and/or Parent shall refund the difference between Base Amount and the Net Working Capital within fifteen (15) days of the final determination of the Net Working Capital. If the Net Working Capital as of the Closing Date exceeds Base Amount, then Buyer

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ASSET PURCHASE AGREEMENT -- PAGE 4
(CANMAX/AFFILIATED COMPUTERS)
    shall pay to the Company an amount equal to the Net Working Capital minus Base Amount within fifteen (15) days after the determination of the Net Working Capital. As used herein, the term "Base Amount" shall mean the net working capital of the Company as of July 31, 1998, minus the payables of Parent as of such date (the "Parent Payables"), in each case as calculated and set forth in SCHEDULE 1.5(C).

    1.6 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. at the offices of the Buyer, 2828 North Haskell Avenue, Dallas, Texas 75204, within three (3) business days following Parent's receipt of shareholder approval for the transactions contemplated hereby, but no later than November 30, 1998, or at such other time and place as the parties may agree (the "Closing Date").

    1.7 CLOSING DELIVERIES. At the Closing, the parties will deliver to the other the following documents as specified below, each of which will be duly executed by the parties thereto and will be in form and substance reasonably satisfactory to the recipient thereof:

        (a) Buyer will deliver the initial installment of the Purchase Price in accordance with SECTION 1.4(A);

        (b) Buyer will deliver to the Company an Assumption Agreement, in a form reasonably acceptable to the Company and Buyer;

        (c) the Company will execute a Bill of Sale conveying the Assets to Buyer, in a form reasonably acceptable to the Company and Buyer;

        (d) the Company will provide any certificates of title or other conveyance documents that may be necessary to effect or record the transfer of any Assets to Buyer;

        (e) the Company will provide the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Assets;

        (f) the Company and Parent will deliver to Buyer a closing certificate, in a form reasonably acceptable to the Company and Buyer;

        (g) Buyer will deliver to the Company and Parent a closing certificate, in a form reasonably acceptable to the Company and Buyer;

        (h) the Company will deliver the release referred to in SECTION 2.4(VI); and

        (i) the Company will deliver to Buyer an occasional sales affidavit.

    1.8 FURTHER ASSURANCES. At or after the Closing, and without further consideration, the Company and the Parent will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Assets to Buyer and to put Buyer in operational control of the business of the Company, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto.

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ASSET PURCHASE AGREEMENT -- PAGE 5
(CANMAX/AFFILIATED COMPUTERS)

                                   ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

    The Company and Parent, jointly and severally, hereby represent and warrant to Buyer as follows:

    2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). As used herein, the term "Material Adverse Effect" means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations, properties or prospects of the business associated with the Assets (taken as a whole), other than either general economic changes or regulatory or competitive changes that affect an industry generally, over which the Company has no control; (ii) the ability of the Company or Parent to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

    2.2 AUTHORITY. The Company and Parent have all requisite power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by the Company or Parent hereunder (collectively, the "Company Documents"), subject to shareholder approval as set forth in SECTION 5.2(E) (the "Required Approval"). Subject to Parent's receipt of the Required Approval, the execution, delivery and performance by the Company and Parent of each Company Document (to the extent the Company or Parent is a party thereto) have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and Parent. Subject to the receipt of the Required Approval, this Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and Parent (to the extent each is a party thereto). Subject to the receipt of the Required Approval, this Agreement is, and, upon execution and delivery by the Company and Parent at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company and Parent (to the extent each is a party thereto), enforceable against the Company and Parent in accordance with their respective terms.

    2.3 YEAR 2000 MATTERS. The Company has no contractual obligation to make the source code developed by the Company and sold to The Southland Corporation Year 2000 Compliant. The Company has reviewed publicly available information provided by certain providers of hardware and software used by the Company in connection with the Business, and such publicly available information sets forth the "Year 2000" certifications or warranties ("Third Party Statements") of such providers, with regard to items marked in SCHEDULE 2.4 and SCHEDULE 2.22 (the "Y2K Items"), that are indicated in such schedules. The Company has no knowledge (as defined in SECTION 2.15) that any Third Party Statements regarding the Y2K Items are incorrect or that any of the Y2K Items or any of the applications marked as "Y2K Compliant" in SCHEDULE 2.22 are not Year 2000 Compliant. For purposes of this Agreement, the term "Year 2000 Compliant" means, with respect to computer hardware and computer software and applications, that such items (i) will operate and produce data before, on or after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which the date on which such items are operating is on or after 12:00 a.m. on January 1, 2000, or
(ii) will accept, calculate, process, maintain, write an output, accurately and without delay, interruption or error, any functions referring a time or date after 12:00 a.m. on January 1, 2000, or both, whether before, on or after 12:00 a.m. on January 1, 2000, and any time period determined or to be determined based on any such time or date, or both. Neither the Company nor Parent makes any representations or warranties whether any Assets are Year 2000 Compliant other than the limited representation and warranty set forth in this SECTION 2.3 with regard to the items or applications so marked in SCHEDULE 2.4 and SCHEDULE 2.22.

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ASSET PURCHASE AGREEMENT -- PAGE 6
(CANMAX/AFFILIATED COMPUTERS)

    2.4 TITLE TO ASSETS. Set forth in SCHEDULE 2.4 is a complete list of (a) all real property currently owned by the Company; (b) all real property currently leased or otherwise used by the Company; (c) each vehicle owned or leased by the Company; and (d) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and marketable title to all of the Assets and owns all of the Assets free and clear of any liabilities, obligations, liens, claims, security interests, encumbrances or contingencies of any nature (collectively, "Liens"), other than (i) Liens for current taxes not yet due and payable; (ii) deposits under workmen's compensation, unemployment insurance or social security laws, or to secure statutory obligations or surety or similar bonds; (iii) statutory liens imposed by law incurred in the ordinary course of business or for obligations not yet due to carriers, warehousemen, laborers or materialmen; (iv) the interest or title of any lessor in property pursuant to a lease of real or personal property under Assumed Contracts; (v) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties; and (vi) any Liens held by Founders Equity Group, Inc. or its affiliates (the "Senior Lender") to be released at Closing. The execution and delivery of the Company Documents by the Company and Parent at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens except the Assumed Liabilities and the Liens described in clauses (i) and (ii) above.

    2.5 CONDITION OF ASSETS. The Assets constitute all assets used by the Company in the conduct of its business, except for the Excluded Assets or assets held under leases or licenses disclosed pursuant to SECTION 2.19. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company in the Business are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and useable for the purposes for which they are being used, are adequate and sufficient for the Company's business and conform in all material respects with all applicable laws, rules and regulations.

    2.6 NO VIOLATION. Subject to the receipt of the Required Approval and the consents for the transfer of the Assumed Contracts set forth on SCHEDULE 2.6, neither the execution or delivery of the Company Documents nor the consummation of the transactions contemplated thereby, including, without limitation, the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate, or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Agreement (as defined in SECTION 2.19(A)), Permit (as defined in SECTION 2.14), order, law or regulation to which the Company or Parent is a party or by which the Company, Parent or any of their respective assets is in any way bound or obligated.

    2.7 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or Parent in connection with the transfer of any Permits or other Assets to Buyer or any of the other transactions contemplated by this Agreement.

    2.8  [RESERVED]

    2.9 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no Liabilities except for the Assumed Liabilities and Excluded Liabilities. The Company has no liabilities required to be recorded under generally accepted accounting principles other than (i) liabilities disclosed in the Company's balance sheet previously delivered to Buyer dated July 31, 1998 (subject to adjustments to reflect the reclassification of certain items of cost and expense), (ii) normal or recurring liabilities incurred since the July 31, 1998 in the ordinary course of business consistent with past practices, or (iii) liabilities which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    2.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since July 31, 1998 and except as specifically contemplated by this Agreement, there has not been: (a) any change in the condition (financial or otherwise),

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ASSET PURCHASE AGREEMENT -- PAGE 7
(CANMAX/AFFILIATED COMPUTERS)
results of operations, business, prospects, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations that could reasonably be anticipated to have a Material Adverse Effect; (b) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement; (c) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting the Assets and not covered by insurance that could reasonably be anticipated to have a Material Adverse Effect; (d) any sale, assignment or transfer of any material assets of the Company, except in the ordinary course of business and consistent with past practices; (e) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or Parent affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

    2.11  TAXES.  Except for the accrued sales tax liability described in
SCHEDULE 1.5(C) or other tax liabilities included in the calculation of Net Working Capital as of the Closing Date, all required federal, state, local and other tax returns, notices and reports (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) relating to or involving transactions with the Company or Parent have been accurately prepared and duly and timely filed, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid or adequately reserved for by Parent in its consolidated financial statements. No tax deficiency has been proposed or assessed against the Company or Parent, and the Company and Parent have not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Company or Parent, threatened against the Company or Parent, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Company's or Parent's tax returns or reports. Each of the Company and Parent has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories.

    2.12 LITIGATION. There are currently no pending or, to the knowledge of the Company or Parent, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any of the Assets are subject, which could reasonably be anticipated to have a Material Adverse Effect. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

    2.13 COMPLIANCE WITH LAWS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of the Assets comply with and have at all times complied with, and neither the Company, the Assets nor the use, operation or maintenance of the Assets is in violation or contravention of, any applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all federal, state and local laws relating to occupational health and safety, employment and labor matters; except, in each case, to the extent that such noncompliance or partial compliance could not reasonably be anticipated to have a Material Adverse Effect.

    2.14 PERMITS. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business, except with the failure to own or possess such Permit could not reasonably be anticipated to have a Material Adverse Effect. No loss or expiration of any such Permit is pending or, to the knowledge of the Company or Parent, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

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ASSET PURCHASE AGREEMENT -- PAGE 8
(CANMAX/AFFILIATED COMPUTERS)

    2.15  ENVIRONMENTAL MATTERS.

        (a) The only real property owned, leased or otherwise used by the Company since 1992 is the Company's corporate headquarters located at 150 W. Carpenter Freeway, Irving, Texas 75039 (the "HQ Property") held under a commercial lease described in SCHEDULE 2.19. The Company has never disposed of, released or transported Hazardous Substances.

        (b) Without limiting the generality of the other representations and warranties set forth in this ARTICLE II: (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including, without limitation, by having all Permits required under any Environmental Laws for the operation of its business; (ii) to the Company's knowledge, none of the real property owned or leased by the Company contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) the Company has not received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law or relating to any of the Assets or the HQ Property;
    (iv) no reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) to the Company's knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any real property owned or leased by the Company or as a result of any activity of the Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Company relating to the activities of the Company, any of real property owned or leased by the Company or the HQ Property that have not been delivered to Buyer prior to the date hereof; (vii) to the Company's knowledge, there are no underground storage tanks on, in or under any real property owned or leased by the Company, and no underground storage tanks have been closed or removed from any of such properties; (viii) to the Company's knowledge, there is no asbestos or asbestos containing material present in any of the properties owned by the Company, and no asbestos has been removed from any of such properties; and (ix) neither the Company nor any of the Assets are subject to any material Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

        (c) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, legal doctrine, Permit, license, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Body relating to
    (i) the protection, preservation or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking water, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

        (d) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

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ASSET PURCHASE AGREEMENT -- PAGE 9
(CANMAX/AFFILIATED COMPUTERS)

        (e) As used in this Agreement, the term "knowledge" means the current actual knowledge of any executive vice president, president or the chief executive officer of the Company, without imposing upon any such person of any duty of inquiry with regard to such facts or circumstances.

    2.16 EMPLOYEE MATTERS. Set forth in SCHEDULE 2.16 is a complete list of all current Designated Employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. Except as set forth in SCHEDULE 2.19, the Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor Parent knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and neither the Company nor Parent knows or has reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of the Company. Following the Closing and except as provided in SECTION 4.8 with regard to Accrued Vacation Liabilities, Buyer will have no Liabilities whatsoever under or resulting from
(a) the employment by Buyer of any employee of the Company and relating to such employee's services to or employment by the Company prior to the Closing; (b) the termination (by the Company) of the employment of any of the Company's employees; or (c) the failure of Buyer to offer to employ any of the Company's employees other than the Designated Employees.

    2.17  EMPLOYEE BENEFIT PLANS.

        (a) SCHEDULE 2.17 lists all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate (the "Pension Plans"). As used in this SECTION 2.17, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

        (b) SCHEDULE 2.17 lists each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that the Company or any Affiliate maintains, contributes to or is required to contribute to on behalf of any employee or former employee, including any multiemployer welfare plan (the "Welfare Benefit Plans"), and sets forth the amount of any Liability of the Company or any Affiliate for any payment past due with respect to each Welfare Benefit Plan as of the date of the Closing. No voluntary employees' beneficiary association or other funding arrangement (other than insurance contracts) are being used to fund or implement any Welfare Benefit Plan. The Company has not made any written or oral representations to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of benefits or coverage under any Welfare Benefit Plan for any period of time beyond the end of the current plan year (except to the extent required under Code Section 4980B).

        (c) SCHEDULE 2.17 lists each plan or policy providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar program), and any other deferred compensation, bonus, stock option, employee stock purchase, severance, group insurance, disability, unemployment, supplemental unemployment, layoff, consulting or stock appreciation rights plan, and any other similar plan, policy, arrangement, commitment or understanding (whether written or oral) not required to be listed under paragraph (a) or
    (b) above that is maintained by the Company for employees or provides benefits or describes policies or procedures applicable to any employee, former employee, director or former director of the Company (the "Employee Benefit Plans").

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ASSET PURCHASE AGREEMENT -- PAGE 10
(CANMAX/AFFILIATED COMPUTERS)

        (d) SCHEDULE 2.17 lists and specifically identifies each multiemployer plan (as defined in Section 3(37) of ERISA) to which the Company or any Affiliate contributes or has at any time contributed or had an obligation to contribute (the "Multiemployer Plans").

        (e) Neither the Company nor any Affiliate maintains, or has ever maintained, contributed to, been required to contribute to or had any employees participating in, any "defined benefit plan" (as defined in Section 3(35) of ERISA).

        (f) The Pension Plans, the Welfare Benefit Plans and the Employee Benefit Plans and related trusts and insurance contracts, including any Multiemployer Plans (collectively, the "Plans"), are legally valid and binding and in full force and effect. All of the Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of all laws, rules and regulations governing or applying to such Plans; all necessary governmental approvals for the Pension Plans and the Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and nothing has occurred since the date of such determination letters that could adversely affect the qualification of such plans or the tax exempt status of the related trust. All reports and filings required by any Governmental Body (including without limitation Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Plan have been timely and completely filed, and have been distributed to participants as required by applicable law. Neither the Company, any Affiliate or any plan fiduciary of any Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code
    Section 4975(c)(1)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction. None of the Plans is being audited or investigated by any Governmental Body.

        (g) The Company has no Liabilities to any Person with respect to any Plan, except for (i) Liabilities that are fully funded by assets set aside in trust or irrevocably dedicated for that purpose, the fair market value of which assets exceed the Liabilities to which they are set aside or dedicated, and (ii) Liabilities that have been fully accrued on the Financial Statements. Following the Closing and except as provided in
    SECTION 4.8, Buyer will have no Liabilities whatsoever under or resulting from the Plans or the termination by the Company of any employee of the Company from any Plan and will have no obligation to continue or replace any of the Plans.

        (h) True and complete copies of the following documents have been delivered to Buyer: (i) each Plan and each related trust agreement or annuity contract (or other funding instrument); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iii) Annual Reports on Form 5500 Series required to be filed with any Governmental Body for each Welfare Benefit Plan and each Pension Plan for the two (2) most recent plan years; and (iv) the three (3) most recent actuarial reports for each Pension Plan.

    2.18 OWNERSHIP OF THE COMPANY. Subject to the lien of the Senior Lender on the capital stock of the Company, Parent owns all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, Parent or any other Person to issue or sell any securities or ownership interests in the Company. There are no stockholders' agreements, voting agreements, voting trusts or similar agreements binding on Parent or applicable to any of the Company's capital stock. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations.

    2.19  MATERIAL AGREEMENTS.

        (a) SCHEDULE 2.19 lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company

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ASSET PURCHASE AGREEMENT -- PAGE 11
(CANMAX/AFFILIATED COMPUTERS)
    or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"), including, without limitation (i) any real estate leases; (ii) any contracts that have accounted for revenues of more than $10,000 during the one year period preceding the date of this Agreement; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of the Company, or any affiliate or family member thereof; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or entitled to receive aggregate payments in excess of $10,000 in the twelve month period commencing November 1, 1998. SCHEDULE 2.19 also indicates which Material Agreements are "Assumed Contracts" for purposes of SECTION 1.3(A).

        (b) The Company has delivered to Buyer a copy of each Material Agreement. Except as described in SCHEDULE 2.19, (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms; (ii) the Company has performed all of its obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) by either the Company or, to the Company's knowledge, any other party to, any Material Agreement; (iii) there has been no termination or notice of default or, to the knowledge of the Company or Parent, any threatened termination under any Material Agreement; and (iv) no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to transfer the Company's rights to Buyer under any of the Assumed Contracts.

    2.20 CUSTOMERS. Set forth in SCHEDULE 2.20 is a complete list of each customer of the Company that has accounted or is expected to account for more than $10,000 of revenues during the one year period ending October 31, 1998 (the "Material Customers").

    2.21 ACCOUNTS RECEIVABLE. SCHEDULE 2.21 sets forth the accounts receivable of the Company, and the payments and rights to receive payments related thereto. The amounts of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of July 31, 1998 (less the amount of any provision or reserve therefor made in the respective records and books of account of the Company, which provision or reserve has been computed in accordance with past practice and is reasonably believed to be adequate) constitute valid claims against third parties not affiliated with the Company arising in bona fide transactions in the ordinary course of the business of the Company.

    2.22 INTELLECTUAL PROPERTY RIGHTS. Set forth in SCHEDULE 2.22 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the right to use all Registered Intellectual Property and other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor Parent are obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property, other than reasonable and customary license fees that may be associated with third party retail software. To the knowledge of the Company or Parent, no person is infringing the rights of the Company in any of its Intellectual Property.

--------------------------------------------------------------------------------
ASSET PURCHASE AGREEMENT -- PAGE 12
(CANMAX/AFFILIATED COMPUTERS)

    2.23  [RESERVED]

    2.24 COMPETING INTERESTS. None of the Company, Parent or any director, officer, relative or affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

    2.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives or, to the knowledge of the Company or Parent, any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. The Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing, bid rigging or collusion.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to the Company and the Parent as follows:

    3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

    3.2 AUTHORITY. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

    3.3 NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Buyer is a party or by which Buyer is in any way bound or obligated.

    3.4 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

    4.1 CONDUCT OF BUSINESS. Prior to the Closing, the Company will, and Parent will cause the Company to, (a) operate in the ordinary course of business and consistent with past practices and use its best efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) not (i) increase in the compensation of any officer or employee of the Company listed as a Designated Employee (as defined in SECTION 4.8), or (ii) hire any employee to be included as a Designated Employee (as defined in SECTION 4.8), in each case without the prior written approval of Buyer (which shall not be unreasonably withheld or delayed); provided that if Buyer fails to respond to any written request for such approval within one business day, then Buyer shall be deemed to have approved to such increase in compensation or hiring; (d) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) maintain books of account and

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ASSET PURCHASE AGREEMENT -- PAGE 13
(CANMAX/AFFILIATED COMPUTERS)
records in the usual, regular and ordinary manner and consistent with past practices; (f) pay all sales and other taxes prior to the date any tax lien attaches to the Assets; and (g) not take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in
ARTICLE II.

    4.2 NO-SHOP PROVISIONS. Until the earlier of the Closing or October 31, 1998, (a) the Company and Parent will each negotiate exclusively and in good faith with Buyer with respect to the sale of the Company; (b) neither the Company nor Parent will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of a substantial portion of the assets or business of the Company, whether through an asset sale, stock sale, merger or otherwise (each, an "Acquisition Proposal"); and (c) the Company and Parent will promptly communicate to Buyer the material substance of any Acquisition Proposal that may be received by any of them; provided that nothing contained in this Agreement shall prevent Parent or the Company, or their respective Boards of Directors, to the extent that such Board of Directors determines in good faith that such action is required to comply with its fiduciary duties to its shareholders from
(i) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal by such person or entity to the shareholders of such party, if and only to the extent that (A) the Board of Directors of such party believes in its good faith reasonable judgment that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the transaction contemplated by this Agreement and the long-term prospects of Parent and Company as a combined company, would, if, consummated, result in a transaction more favorable over the long-term from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such non-public information to, who are entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Exclusive Negotiation and Confidentiality Agreement dated July 20, 1998 between the Company, Parent and Buyer (as amended, the "Confidentiality Agreement"), such non-public information has been previously delivered to the Board of Directors of Buyer and the Company or Parent advises Buyer in writing of such disclosure or negotiations, including the party to whom disclosed or with whom discussions or negotiations will occur; or (ii) complying with Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to an Acquisition Proposal.

    4.3 ACCESS AND INFORMATION. From and after the date hereof, the Company and Parent will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and its operations and business as Buyer may reasonably request. The Company and Parent will permit Buyer and its representatives reasonable access to the Company's accountants, auditors, customers, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Buyer and will use their respective best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultation and in verifying such information. Unless otherwise required by law, Buyer will hold any such information which is non-public in confidence and in accordance with the Confidentiality Agreement, the confidentiality provisions of which shall continue in effect (and are hereby extended) until the consummation of the transactions contemplated by this Agreement.

    4.4 SUPPLEMENTAL DISCLOSURE. The Company and Parent will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if

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ASSET PURCHASE AGREEMENT -- PAGE 14
(CANMAX/AFFILIATED COMPUTERS)
existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligations of the Company and Parent under this SECTION 4.4), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless (a) such supplemental or amended disclosure is consistent with the actions contemplated by SECTION 4.1 above, or (b) Buyer otherwise expressly consents in writing.

    4.5 FULFILLMENT OF CONDITIONS BY THE COMPANY AND PARENT. The Company and Parent agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company and Parent herein not to be true and correct as of the Closing. The Company and Parent will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or Parent.

    4.6 FULFILLMENT OF CONDITIONS BY BUYER. Buyer agrees not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Company and Parent to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.

    4.7 TRANSACTION COSTS. Parent and the Company will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses incurred by the Company or Parent in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. Buyer will pay all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses that it incurs in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement, including without limitation any sales, use, transfer, excise or other taxes arising out of the sale of the Assets.

    4.8  EMPLOYEE MATTERS.

        (a) EMPLOYEES HIRED AND NOT HIRED BY BUYER.

           (i) DEFINITIONS. In this Agreement, "Designated Employees" means (A) each of the employees of the Company identified on SCHEDULE 2.16 and (B) any employees hired following the date hereof and approved or deemed approved by Buyer as a "Designated Employee" as provided in SECTION 4.1(C)(II), and "Transferred Employees" means all Designated Employees that accept an offer of employment from Buyer at Closing.

           (ii) HIRING OF TRANSFERRED EMPLOYEES. Buyer shall offer employment as of the Closing Date to all Designated Employees. Employment shall be upon terms and conditions as Buyer shall agree with each Designated Employee prior to the Closing Date; PROVIDED, HOWEVER, that such terms and conditions shall be at least as favorable as those that such Designated Employee currently has with the Company.

           (iii) COMMUNICATIONS WITH EMPLOYEES. During the period from the date of this Agreement until the Closing Date, Buyer may (after prior notice to the Company) contact any Designated Employees, review their personnel records (with each such employee's permission, as necessary) and extend to such Designated Employees offers of employment with Buyer subject to and following the Closing. The Company shall provide access to and information concerning such Designated Employees as Buyer may reasonably request. Nothing contained in this paragraph shall confer upon any person the right to remain an employee of Buyer or any of its affiliates, or

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ASSET PURCHASE AGREEMENT -- PAGE 15
(CANMAX/AFFILIATED COMPUTERS)
       the right to prevent Buyer from changing the terms and conditions of employment of any person following the Closing Date.

           (iv) EMPLOYEES NOT HIRED. Except as set forth above, no other employees of the Company shall be hired by Buyer or its affiliates.

        (b) LIABILITIES AND OBLIGATIONS WITH RESPECT TO EMPLOYEES.

           (i) BENEFITS UNDER PENSION PLANS. As of the Closing Date, all Transferred Employees shall cease to accrue benefits under all Pension Plans maintained by the Company. The Company agrees to retain the responsibilities for payment of all benefits accrued by any participant or beneficiary under such Pension Plans. The Company shall retain all liability under Pension Plans as to employees not hired by Buyer.

           (ii) WELFARE BENEFIT PLANS. As of the Closing Date, each Transferred Employee shall cease participating in all Welfare Benefit Plans maintained by the Company. The Company shall be responsible for all claims incurred by any person under such Welfare Benefit Plans, and, in addition, shall be responsible for benefits payable with respect to disabilities incurred by any person prior to the Closing Date, whether or not claim is made for such benefits prior to the Closing Date. The Company shall retain all liability under Welfare Benefit Plans as to employees not hired by Buyer.

           (iii) LIABILITY UNDER EMPLOYEE BENEFIT PLANS. The Company shall be responsible for any and all liability incurred prior to or as of the Closing Date under any Employee Benefit Plan for all Transferred Employees. The Company shall retain all liability for such benefits as to employees not hired by Buyer.

           (iv) DISCRIMINATION CLAIMS; VACATION BENEFITS. The Company shall be responsible for any liability with respect to any claims of discrimination brought by any Transferred Employee under state or federal law; provided such claims arose or termination occurred prior to the Closing Date. Buyer shall assume the liability of the Company for accrued vacation benefits with respect to any Transferred Employee attributable to periods of service prior to the Closing Date ("Accrued Vacation Liabilities"), and in this regard shall allow such Transferred Employee to use such accrued vacation benefits following the Closing, consistent (in accordance with SECTION 4.8(VI) with Buyer's policies for Buyer's employees at the same or similar level. The Accrued Vacation Liabilities for the Designated Employees through July 31, 1998 is set forth in
       SCHEDULE 4.8(B). The Company shall retain all liability for discrimination claims, and for vacation benefits as to employees not hired by Buyer.

           (v) OTHER LAWS RELATED TO EMPLOYEES. As to all Employees, whether or not hired by Buyer, the Company shall be responsible for complying with all obligations and liabilities arising under COBRA (including providing adequate notice, and maintaining insurance for those Employees electing to continue insurance coverage) and the Workers Adjustment and Retraining Notification Act of 1988 ("WARN ACT") (including providing timely notice of termination).

           (vi) PARTICIPATION IN BUYER'S BENEFIT PLANS. Buyer shall take all actions necessary or appropriate to permit the Transferred Employees to participate as soon as practical after the Closing Date in the employee benefit programs of Buyer for which they are eligible. For this purpose, the Transferred Employees service with the Company shall be counted as service with Buyer to the maximum extent possible.

    4.9 CONTINUATION OF THE BUSINESS. Following the Closing Date and for a period of one year following the Deferred Period Commencement Date, Buyer shall use reasonable efforts to maintain and promote the Business, and shall cause all revenues arising from the Business to be accounted for separate and apart from Buyer's other business segments.

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ASSET PURCHASE AGREEMENT -- PAGE 16
(CANMAX/AFFILIATED COMPUTERS)

    4.10 SOFTWARE LICENSE. Following the Closing, the Company and Parent shall have a non-exclusive license to use, copy and modify the source code for certain Intellectual Property owned by the Company or the Parent set forth in SCHEDULE
4.10 that is being transferred to Buyer (the "Software License"); provided that such use shall not be in competition with the Business (as defined in SECTION 1.5(B)); provided further that the Company or the Parent may sell "run-time" licenses derived from or using such Software License, subject to the restrictions set forth in the preceding clause.

    4.11 USE OF CANMAX NAME. Company and Parent shall, within one hundred twenty (120) days following the Closing, cause the corporate name of each entity to be changed to delete any derivation of the name "Canmax" and Buyer hereby grants to Parent and the Company a limited license to use the name "Canmax" and derivations thereof during such one hundred twenty (120) day period.

    4.12 SUBLEASE. Following the Closing, Buyer shall sublease the HQ Property (other than portions of the premises currently occupied by employees of the Company or Parent other than Designated Employees) from the Company and shall pay to the Company on the first day of each month and amount equal to the sum of all payments due by the Company under the existing lease for the HQ Property (the "Prime Lease"), which payments include, without limitation, base rent, utilities and real and personal property taxes. The sublease shall continue until terminated by Buyer upon 90 days prior written notice to the Company, unless the Prime Lease is earlier terminated by the landlord thereunder (the "Prime Landlord"). Following the date of this Agreement, the Company shall give Buyer prompt written notice of its receipt of any termination notice from the Prime Landlord under the Prime Lease, and without the prior written approval of Buyer, the Company will not terminate the Prime Lease. Buyer hereby assumes and agrees, for the benefit of the Company and the Parent, to comply with and be bound by all of the provisions of the Prime Lease which are to be observed or performed following the date hereof by the Company as a tenant thereunder. Further, Buyer and the Company agree that all rights and obligations between Buyer and the Company hereunder shall be governed as if Buyer were the tenant under the Prime Lease and the Company were the landlord under the Prime Lease.

    4.13 YEAR 2000 AUDIT. For a period of 20 days following the date of this Agreement, Buyer may test, or cause to be tested, the source codes for any computer software and applications both developed by the Company and used by the Company in connection with the Business ("Company Products") and any third party software embedded in any such applications or software ("Third Party Products"), which test(s) will be intended to determine whether or not such computer software and applications are Year 2000 Compliant (as defined in SECTION 2.3). During the period preceding the Closing Date, Buyer may continue to test any previously identified noncompliant Company Product (and any remedial efforts to cure such noncompliance) or Third Party Product. The cost and expenses of such testing shall be borne by Buyer; provided that at Closing, Buyer shall be entitled to receive a credit (the "Audit Credit") against the payment to be made in SECTION 1.5(A) equal to the lesser of (a) fifty percent of the cost for such testing and (b) Twenty Five Thousand Dollars ($25,000). If an affiliate of Buyer is used to conduct such tests, such affiliate will be compensated at its standard commercial rates for such testing. Within 20 days following the date of this Agreement, Buyer shall deliver to the Company written notice of any items of Company Product that are not Year 2000 Compliant. Within 25 days following the date of this Agreement, Buyer shall deliver to the Company a written cost estimate for causing such items of Company Product to become Year 2000 Compliant (the "Compliance Estimate"). If the Compliance Estimate is less than or equal to $75,000, then the Company shall have the right to either (a) at its sole cost and expense, elect to cause such items of Company Product to be Year 2000 Compliant by the Closing Date, or (b) not remedy such noncompliance and escrow the amount of the Compliance Estimate with an escrow agent reasonably acceptable to Buyer to be used to remedy such noncompliance. If the Compliance Estimate exceeds $75,000, then the Company shall have the right to either (i) at its sole cost and expense, elect to cause such Company Product to be Year 2000 Compliant by the Closing Date, (ii) not remedy such noncompliance and escrow the amount of the Compliance Estimate with an escrow agent reasonably acceptable to Buyer to be used to remedy such noncompliance; provided that the Company shall not have the right to escrow

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ASSET PURCHASE AGREEMENT -- PAGE 17
(CANMAX/AFFILIATED COMPUTERS)
any Compliance Estimate in excess of $75,000 if Buyer determines that the escrow of such amounts will have adverse accounting consequences to Buyer in its sole discretion; provided further that if the Compliance Estimate exceeds $200,000, the Company shall have the right, in addition to the rights set forth above, to terminate this Agreement.

                                   ARTICLE V
                               CLOSING CONDITIONS

    5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

        (a) All representations and warranties of the Company and Parent contained in this Agreement are true and correct (i) in all respects (with regard to representations and warranties subject to materiality or Material Adverse Effect qualifications) and (ii) in all respects other than the failure of which could not reasonably be anticipated to have a Material Adverse Effect (with regard to representations and warranties not subject to materiality or Material Adverse Effect qualifications), in each such case when made, and shall be true and correct in all such respects as is originally made on and as of the Closing.

        (b) The Company and Parent have performed and complied in all material respects with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including, without limitation, the delivery of all items required to be delivered by them pursuant to SECTION 1.7.

        (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against Parent, the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

        (d) All necessary contractual and governmental consents, approvals, orders or authorizations have been obtained and all necessary contractual or governmental notices have been given.

        (e) The Company and Parent have delivered to Buyer executed UCC-3 Termination Statements or other releases satisfactory to Buyer to evidence the release of all Liens on the Assets (other than Liens arising from Assumed Liabilities).

        (f) The Company will deliver to Buyer an occasional sales affidavit.

    5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND PARENT. The obligations of the Company and Parent under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing:

        (a) All representations and warranties of Buyer contained in this Agreement are true and correct (i) in all respects (with regard to representations and warranties subject to materiality qualifications) and
    (ii) in all respects other than the failure of which could not reasonably be anticipated to have a material adverse effect on Buyer (with regard to representations and warranties not subject to materiality qualifications), in each when made, and shall be true and correct in all such respects as if originally made on and as of the Closing Date.

        (b) Buyer has performed and complied in all material respects with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Buyer pursuant to SECTION 1.9.

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ASSET PURCHASE AGREEMENT -- PAGE 18
(CANMAX/AFFILIATED COMPUTERS)

        (c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against Parent, the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

        (d) All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

        (e) Parent must have obtained the affirmative vote from the requisite amount of stockholders under Wyoming law to approve the sale of the Assets.

        (f) Parent or the Company shall have obtained (i) an estoppel certificate from The Southland Corporation with regard to the contractual arrangements between Parent, the Company and Southland in a form reasonably acceptable to Buyer and the Company, and (ii) any necessary consents from third parties for the assignment of any Assumed Contract to Buyer, which consents are set forth on SCHEDULE 2.6.

                                   ARTICLE VI
                                INDEMNIFICATION

    6.1 INDEMNIFICATION OF BUYER. The Company and Parent will jointly and severally indemnify and hold Buyer, its subsidiaries and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Buyer Claims"), that any Buyer Party may suffer or incur as a result of or relating to:

        (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Company or Parent in this Agreement or pursuant hereto;

        (b) the Company's failure to discharge any Excluded Liability;

        (c) the Company's failure to discharge any closing cost for which the Company is to be responsible pursuant to the terms of this Agreement; or

        (d) any wages, salaries or other compensation and any other Liabilities of any nature (other than Accrued Vacation Liability to be assumed by Buyer and any accrued salary or other benefit amounts reflected in the calculation of the Net Working Capital as of the Closing Date), including without limitation any Liabilities under any Plan, to any director, officer, employee, agent or representative of the Company in connection with their services to or employment by the Company or their termination by the Company either prior to or after the Closing.

Neither Parent nor the Company shall be obligated to indemnify any Buyer Parties pursuant to this SECTION 10.2 or otherwise be liable to any Buyer Party for any reason hereunder or with respect to the transactions contemplated hereby unless and until the Buyer claims, exceed, in the aggregate, $25,000, after which time the Buyer claims in excess of $25,000 shall be indemnified. In no event shall the indemnification obligations of Parent and Company exceed the Purchase Price.

    6.2 INDEMNIFICATION OF PARENT AND THE COMPANY. Buyer will indemnify and hold Parent and the Company, their respective subsidiaries and their respective directors, officers, employees and agents (collectively, the "Seller Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, the "Seller Claims") that any Seller Party may suffer or incur as a result of or relating to:

        (a) the breach or inaccuracy, or any alleged breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Buyer and this Agreement or pursuant hereto;

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ASSET PURCHASE AGREEMENT -- PAGE 19
(CANMAX/AFFILIATED COMPUTERS)

    (b) Buyer's failure to discharge any Assumed Liability; or (c) Buyer's failure to discharge any closing cost for which Buyer is to be responsible pursuant to the terms of this Agreement.

    6.3 SURVIVAL. All representations, warranties and indemnification obligations made in or pursuant to this Agreement will survive for a period of one year following the Closing, except that representations, warranties and indemnification obligations made in or pursuant to this Agreement with respect to federal state, local and other taxes will survive for a period of seven years following Closing. All statements contained in any schedule, certificate or other writing delivered in connection with this Agreement or the transactions contemplated hereby will constitute representations and warranties under this Agreement.

    6.4 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

    6.5 REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

    6.6 OFFSET. Subject to the provisions of this Section 6.6, any and all amounts owing or to be paid by Buyer to the Company or Parent, hereunder or otherwise, shall be subject to offset and reduction PRO TANTO by any amounts that may be owing at any time by the Company or Parent to Buyer in respect of any failure or breach of any representation, warranty or covenant of the Company or Parent under or in connection with this Agreement or any other agreement with Buyer or any transaction contemplated hereby or thereby, as reasonably determined by Buyer. If Buyer determines that such offset is appropriate, written notice (an "Offset Notice") shall be given to the Company and Parent of such determination at least thirty (30) days prior to the due date of Buyer's payment to be reduced, along with a detailed explanation of the circumstance(s) that Buyer believes entitles it to reduce the Deferred Payment otherwise owing to the Company. During the ten-day period following Buyer's delivery of an Offset Notice, the Company and the Buyer shall negotiate in good faith to resolve such dispute. If such dispute cannot be resolved within such ten-day period, then the parties shall either (a) mutually agree to refer the matter to the Designated Party (as defined in SECTION 1.5 and selected in accordance with the provisions of that section) for resolution, or (b) commence an action to have the matter resolved by a court of competent jurisdiction, in which case the amount of the disputed payment shall be deposited with such court. If the conditions upon which the reduction is based are cured by the Company or Parent within three (3) days prior to the due date of Buyer's payment, as determined by Buyer, the amount of such payment shall not be so reduced.

--------------------------------------------------------------------------------
ASSET PURCHASE AGREEMENT -- PAGE 20
(CANMAX/AFFILIATED COMPUTERS)

                                  ARTICLE VII
                                 MISCELLANEOUS

    7.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Company; (b) by either Buyer or the Company if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to November 30, 1998; (c) by either the Company or Buyer if a court of competent jurisdiction or other governmental entity shall have issued a non-appealable final order, decree or ruling or taking any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; (d) by the Company as provided in SECTION 4.13; or (e) by Parent or the Company, if (i) the Board of Directors of Parent, in the exercise of its fiduciary obligations to the shareholders of Parent, shall have withdrawn or modified its recommendation of this Agreement or the transactions contemplated hereby; or (ii) the Board of Directors of Parent shall have recommended to the shareholders of Parent a Superior Proposal; provided that if this Agreement is terminated by Parent or the Company as a result of the recommendation to such shareholders of a Superior Proposal that is consummated within nine (9) months of the date of termination, Parent or the Company shall pay to Buyer a fee equal to $300,000. Notwithstanding the foregoing clause (b), (i) Buyer may not terminate this Agreement if the event giving rise to its termination right results from Buyer's willful failure to perform or observe any of its covenants or agreements set forth herein or if Buyer is, at such time, in breach of this Agreement, and (ii) the Company may not terminate this Agreement if the event giving rise to its termination right results from the willful failure of the Company or Parent to perform or observe any of its covenants or agreements set forth herein or if the Company or Parent is, at such time, in breach of this Agreement.

    7.2 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 7.2):

       IF TO BUYER:

           Affiliated Computer Services, Inc.
           2828 North Haskell Avenue
           Dallas, Texas 75204
           Attention: General Counsel
           Fax: 214/823-5746

       WITH A COPY TO:

           Hughes & Luce, L.L.P.
           1717 Main Street
           Suite 2800
           Dallas, Texas 75201
           Attention: David G. Luther, Jr.
           Fax: 214/939-5849

       IF TO THE COMPANY OR PARENT:

           Canmax Inc./Canmax Retail Systems, Inc.
           150 W. Carpenter Freeway
           Irving, Texas 75039
           Attention: Roger D. Bryant
           Fax: 972-281-2385

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ASSET PURCHASE AGREEMENT -- PAGE 21
(CANMAX/AFFILIATED COMPUTERS)

       WITH A COPY TO:

           Arter & Hadden LLP
           1717 Main Street
           Suite 4100
           Dallas, Texas 75201
           Attention: William L. Rivers
           Fax: 214-741-7139

Buyer may specify a different recipient for any approvals sought pursuant to
SECTION 4.1(C) upon written notice to the Company. Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

    7.3 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

    7.4 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

    7.5 NO BROKERS. Except for any consulting fees payable by the Company to the Senior Lender (for which the Company shall be solely responsible), each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for any other brokerage fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

    7.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

    7.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, Parent or Buyer, without the prior written consent of the other parties; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Buyer provided that Buyer guarantees the performance of the obligations of such subsidiary hereunder. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

    7.8 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

    7.9 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

--------------------------------------------------------------------------------
ASSET PURCHASE AGREEMENT -- PAGE 22
(CANMAX/AFFILIATED COMPUTERS)

    7.10  JURISDICTION AND VENUE.

    (a) Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any Federal or State court sitting in the County of Dallas, State of Texas, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

    (b) The parties hereby expressly and irrevocably agree and consent that any suit, Agreement and the transactions contemplated herein shall be instituted exclusively in any State or Federal court sitting in the County of Dallas, State of Texas, and, by the execution and delivery of this Agreement, the parties expressly waive any objection which any party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submit generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                AFFILIATED COMPUTER SERVICES, INC.

                                By:  /s/ JOHN H. REXFORD
                                     -----------------------------------------
                                Name:  John H. Rexford
                                Title:   Senior Vice President

                                CANMAX INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   President

                                CANMAX RETAIL SYSTEMS, INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Title:   President

    [The Schedules to this Agreement are listed on page (iii) of this Exhibit A. Said Schedules do not contain any material information and have been omitted from this Exhibit A.]

--------------------------------------------------------------------------------
ASSET PURCHASE AGREEMENT -- PAGE 23
(CANMAX/AFFILIATED COMPUTERS)

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

    This First Amendment to Asset Purchase Agreement (this "Amendment") is made and entered into as of November 10, 1998, by and among Affiliated Computer Services, Inc., a Delaware corporation ("Buyer"), Canmax Inc. a Wyoming corporation ("Parent"), and Canmax Retail Systems, Inc., a Texas corporation (the "Company").

                                   RECITALS:

    A. Buyer, Parent and the Company have previously entered into that certain Asset Purchaser Agreement dated as of September 3, 1998 (the "Original Agreement"), pursuant to which the Company agreed to sell substantially all of its assets to Buyer.

    B. The Original Agreement contemplated a closing date on or before November 30, 1998.

    C. The parties desire to amend the Original Agreement to provide for a closing to occur on or before December 22, 1998, and is further provided herein.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

    1. DEFINITIONS. All capitalized terms used in this Amendment and not otherwise defined shall have the meaning set forth in the Original Agreement.

    2. EXTENSION OF CLOSING DATE. Section 1.6 and subpart (b) of Section 7.1 of the Agreement are hereby amended by substituting the date December 22, 1998 for the date November 30, 1998 within such sections, such that the Closing Date and the date by which the conditions to Closing shall have occurred is extended from November 30, 1998 to December 22, 1998.

    3. COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which together will constitute one in the same instrument.

    4. EFFECT OF AMENDMENT. Except as specifically amended by the terms of this Amendment, the terms and provisions in the Original Agreement shall remain in full force and effect, and the Original Agreement and this Amendment shall be construed as one agreement.

    Executed as of the date first written above.

                                AFFILIATED COMPUTER SERVICES, INC.

                                By:  /s/ JEFFREY A. RICH
                                     -----------------------------------------
                                Name:  Jeffrey A. Rich
                                Its:   President and COO

                                CANMAX INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Its:   President

                                CANMAX RETAIL SYSTEMS, INC.

                                By:  /s/ ROGER D. BRYANT
                                     -----------------------------------------
                                Name:  Roger D. Bryant
                                Its:   President